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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.
[ ]  Confidential for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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                       ENSTAR INCOME PROGRAM II-1, L.P.
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                (Name of Registrant as Specified In Its Charter)

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      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:
          Units of Limited Partnership Interest.
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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (4)  Date Filed:

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                        ENSTAR INCOME PROGRAM II-1, L.P.
                       12444 POWERSCOURT DRIVE, SUITE 100
                           ST. LOUIS, MISSOURI 63131
                                 (314) 543-2389

                                                                   JULY 10, 2000

Dear Enstar Income Program II-1, L.P. Unitholder:

DON'T BE FOOLED BY MILLENIUM'S ATTEMPTS TO GAIN CONTROL OVER THE PARTNERSHIP FOR
THE ALLEGED PROTECTION OF THE LIMITED PARTNERS. MILLENIUM IS OUT TO FURTHER ITS
          OWN CORPORATE AGENDA - AND HAVE THE PARTNERSHIP PAY FOR IT.

     Millenium is seeking your consent to terminate and dissolve the Partnership and appoint itself liquidating trustee to oversee the sale of the Partnership's assets. In our statement of opposition to Millenium's consent solicitation, we asked you to vote "No" to Millenium's proposal. If you are still considering voting for Millenium's proposal, before you vote, ask yourself these questions:

          - WHO IS MILLENIUM?  Let's start by stating who Millenium is not.
     Millenium is not a partner in the Partnership and has no direct interest in the Partnership. The experience of three of the four members of Millenium's management is, largely, practicing corporate and/or real estate law or holding officer positions in real estate ventures. Millenium has limited history and experience in the cable television industry and, therefore, limited (if any) knowledge of how to run or sell cable television systems.
     Millenium is a California limited liability company, organized in 1998 "for the purpose of seeking to become the general partner of various limited partnerships in which its affiliates hold investment interests." Seemingly, it has so far been unsuccessful in these efforts, having, as of December
     31, 1999, reportedly achieved a total net worth of approximately $6,500.

          - WHAT QUALIFICATIONS DOES MILLENIUM HAVE TO MAKE DECISIONS REGARDING
     THE SALE OF THE CABLE TELEVISION SYSTEMS, DISSOLUTION OF THE PARTNERSHIP
     AND DISTRIBUTION OF THE ASSETS TO THE LIMITED PARTNERS? As far as we can tell, none. Millenium egregiously lacks (i) the capacity, (ii) the knowledge of the cable television industry, and (iii) the necessary personnel and resources to evaluate an appropriate deal for the Partnership and the limited partners and bring about a favorable sale of the Partnership's assets. Given management's lack of experience in the cable television industry, we believe Millenium is also unfamiliar with the regulatory requirements and complex process for gaining the necessary approvals from the appropriate governmental authorities to sell the cable television systems. Selling a cable system is a lengthy process that involves more than merely signing documents and transferring real estate.
     It includes regulatory filings, public hearings and interaction with the various cable television franchising authorities. Without this know-how, the general partner believes that the insertion of Millenium into the sale process as liquidating trustee could cause substantial delays in consummating a sale of the Partnership's cable systems.

          - WHAT COSTS CAN THE PARTNERSHIP EXPECT TO INCUR IF MILLENIUM BECOMES
     LIQUIDATING TRUSTEE? Millenium has stated its intention to seek reimbursement of the legal fees and other costs relating to its consent solicitation if it is successful in becoming liquidating trustee.
     Typically, liquidating agents charge a fee for their services. We believe
     Millenium will likely seek from the Partnership such a liquidating agent fee given that Millenium has not stated otherwise in its proxy statement.
     The fee sought could be substantial. Any fee determined to be payable to Millenium would be an additional cost to the Partnership.

          - WHAT ARE MILLENIUM'S REAL GOALS?  Millenium states as its goal that it wants to "insure a prompt liquidation of the Partnership assets, protect the interest of the limited partners during such liquidation and seek the highest possible proceeds and distributions to limited partners." We believe Millenium's true goal is to gain control over the Partnership to further its own corporate purpose of becoming the general partner in various limited partnerships. Given its lack of experience in the cable television industry,
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     Millenium is not in a position to make any determination regarding the liquidation of the Partnership, and lacks the wherewithal to accomplish its purported goals. In our opinion, there is no reason for the unitholders to appoint a liquidating trustee, especially one without knowledge or experience in the cable television industry, any stated plan as to how and when it will sell the assets or the capability to carry out a prompt sale and liquidation. This attempt to take control of the Partnership appears to us to be a method for Millenium to grow or accomplish its own corporate objective -- at the expense of all limited partners. Do not be fooled by
     Millenium's empty self-serving statements.

          - ISN'T THE PARTNERSHIP'S CORPORATE GENERAL PARTNER IN THE BEST
     POSITION TO OVERSEE A SALE OF THE ASSETS AND LIQUIDATION OF THE
     PARTNERSHIP? Yes. Enstar Communications Corporation, the corporate general partner, a subsidiary of Charter Communications Holdings LLC, the nation's fourth largest cable television operator, has substantial history and experience in the cable television industry, including buying and selling cable television systems. Moreover, the corporate general partner has been actively engaged in the process of selling the Partnership's cable television systems. In the fall of 1999, it retained an established cable industry broker and is presently reviewing a second round of bids from interested potential buyers of the Partnership's cable television systems.
     The corporate general partner's liquidation plan includes selling the Partnership's assets along with those of affiliated Enstar partnerships in an effort to negotiate a favorable sale price for the partnerships and to keep the transaction costs to a minimum.

          - WHAT DOES MILLENIUM MEAN WHEN IT REFERENCES CHARTER'S "CONFLICTS OF
     INTEREST" IN ITS CONSENT SOLICITATION STATEMENT? Millenium alleges that because Charter is engaged in other cable ventures, there exists a conflict of interest regarding the time and services devoted to the Partnership's affairs, including the prompt liquidation of its assets. Nothing could be further from the truth: because of Charter's size and its experience in the cable television industry, it is in a better position to seek potential purchasers of the Partnership's assets and to mobilize its available personnel and resources in order to accomplish a prompt and orderly sale.
     Rather than posing a conflict of interest, the involvement of an industry player, such as Charter, should provide comfort that all necessary steps will be taken in an effort to sell the cable systems in a timely, efficient and profitable manner. Millenium, on the other hand, reportedly has virtually no assets, no employees, no experience, no independent capability and, frankly, no business asking for the right to oversee the sale of cable systems worth millions of dollars.

          Millenium further charges that a conflict of interest exists because
     Charter receives management fees. Charter receives these management fees because it succeeded to the position of providing management services to the Partnership as a result of the November 1999 acquisition. Charter does not rely on these fees from the Partnership as a significant revenue source. Charter's consolidated revenues for 1999 exceeded $1.4 billion. The
     Partnership was charged management fees of approximately $160,000 in 1999.
     These fees, along with the management fees of all of the Enstar partnerships, if they were all received by Charter in 1999, would have amounted to significantly less than 1% of Charter's annual consolidated revenues for 1999. Despite Millenium's unfounded claims, the limited partners can be assured that the payment of these fees do not present any conflict of interest and the loss of these fees has no bearing on Charter's commitment to sell the Partnership's cable systems.

          - IS IT REASONABLE TO ASSUME THAT THE GENERAL PARTNER COULD, AS
     MILLENIUM ALLEGES, SIMPLY "CHANGE ITS MIND AND ABANDON ALL ATTEMPTS TO SELL
     THE PARTNERSHIP ASSETS?" No. Charter acquired the general partner in November 1999 and determined to proceed with the sale of the cable television systems of the Enstar partnerships provided fair and reasonable prices could be obtained. The general partner has been actively engaged in selling activities both before and since the November 1999 Charter acquisition, and has not taken any steps toward abandoning its selling efforts. To the contrary, the general partner has achieved substantial progress toward its goal, having entered into definitive agreements for the sale of cable systems of certain affiliated Enstar partnerships and commenced the review of a second round of bids on the remaining cable systems of the Enstar partnerships, including the Partnership. There is no economic reason for the general partner, under ownership of Charter, to do anything but continue in its efforts to sell the assets on fair and reasonable terms.

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     The sale of the cable systems and liquidation of the Partnership's assets should be entrusted to your general partner. Indeed, the sale is in the process of being accomplished by your general partner, and it will be more effectively consummated by your general partner than by a liquidating trustee who may, based upon its own proposal, be required to sell on a basis which would not be beneficial for all limited partners.

     We appreciate your taking the time to read this letter. If you have any questions, please be sure to call us at (314) 543-2389 and ask for Ms. Carol
Wolf, our Manager of Partnership Relations, or myself.

     On behalf of the Partnership.

                                          Sincerely,

                                          /s/ Ralph G. Kelly

                                          Ralph G. Kelly
                                          Senior Vice President and Treasurer
                                          Enstar Communications Corporation
                                          General Partner

Certain statements made herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section
21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words such as "believes," "will" and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Should one of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.
Factors that could cause actual results to differ materially from those in our forward-looking statements include a failure to enter into or consummate a definitive sale agreement due to regulatory obstacles, lack of required consents, a downturn in the cable industry or other factors, some of which may be beyond our control.

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